SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 8-K


                Pursuant to Section 13 or 15(d) of
                The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 15, 1997

________________________ADVANTA Corp.____________________________
      (Exact name of registrant as specified in its charter)




_______Delaware__________  _____0-14120________  ______23-1462070__
(State or other jurisdic-  (Commission File      (IRS Employer
tion of incorporation or    Number)               Identification No.)
Organization)




         Welsh and McKean Roads, P.O. Box 844, Spring House, PA   _
             (Address of principal executive offices)

                               19477
                            (Zip Code)



Registrant's telephone number, including area code:  (215) 657-4000

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5. Other Events.

On October 15, 1997 Advanta Corporation continues to report dramatically improved profitability as it today announced that net income for the third quarter 1997 totaled $42.4 million or earnings per share of $0.92. For the third quarter 1996 net income totaled $44.4 million for $0.98 per share. Earnings for the third quarter 1997 rose significantly from the $5.4 million or $0.12 per share reported for the second quarter 1997. For the third quarter 1997, Advanta reported increased net revenues of $254.3 million versus $232.8 million recorded in the third quarter 1996 and $216.1 million in the second quarter 1997.

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Highlights for the third quarter include the following items:

     Managed net interest margin increased to 8.01%, above the 7.60% recorded in the second quarter, and the 6.19% posted in the comparable period of 1996. The impact of the Company's repricing efforts contributed to a higher average yield in the credit card portfolio.

     The absolute level of net managed credit card charge-offs in the third quarter, $202 million, declined from the $210 million charged-off during second quarter 1997, compared to the $119 million charged-off in third quarter 1996.
     The charge-off rate on managed credit cards was 7.39% for the quarter, compared to 7.24% in the prior quarter and above the 3.70% of a year ago. Similar to the charge-off figures, the absolute level of managed credit card 30+ delinquencies in the third quarter, $549 million, declined versus the $554 million at the end of June 1997, and rose versus the $494 million at September 1996. The managed credit card 30+ day delinquency rate was 5.20%, above the 4.95% registered at June 30, and above the 3.89% of the year ago period.

     Advanta Personal Finance originated $950 million in new business during the third quarter, more than double the year ago level. This record volume helped to increase the balance of managed receivables to $4.6 billion, up 95.3% over September 1996. In addition, the Company services $8.9 billion on a third party contract basis, bringing the total portfolio serviced to $13.5 billion.

     Total managed receivables of $16.4 billion as of September 30, 1997 rose 3.7% over the $15.8 billion at the end of September 1996. Managed credit card receivables at September 30 of $10.5 billion recorded a decrease of 17.0% from the $12.7 billion level last September. Compared to the $11.2 billion at the close of June, the managed credit card receivables balance declined 5.7%. The Company now expects to end 1997 with credit card receivables in the range of approximately $11 billion to $12 billion and total receivables in the range of $17.5 billion to $18.5 billion.

     Other noteworthy items in the quarter included a cash rebate of $10 million for prior periods' performance on credit card processing, the addition of approximately $10 million to the Company's on-balance sheet reserve for credit losses, and the bolstering of the Company's prepayment reserves by $6 million.

Any statements released by Advanta that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects. At present, significant risks and uncertainties include: the Company's managed net interest margin, which in turn is affected by the Company's success in originating new credit card accounts, receivables volume and initial pricing of new accounts, the impact of repricing existing accounts and account attrition, the mix of account types and interest rate fluctuations; the level of delinquencies, customer bankruptcies, and charge-offs; and the amount and rate of growth in the Company's expenses. Earnings may also be significantly affected by factors that affect consumer debt, competitive pressures from other providers of financial services, the effects of governmental regulation, the amount and cost of financing available to the Company and its subsidiaries, the difficulty or inability to securitize the Company's receivables, and the impact of the ratings on debt of the Company and its subsidiaries. Additional risks that may affect future performance are detailed in the Company's filings with the SEC.

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Item 7. Financial Statements and Exhibits.

(c)  Exhibits.

     The following exhibit is filed as part of this Report on Form 8-K:

     27   Financial Data Schedules.
     99   Selected summary financial data.

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Exhibit 99
                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
              ($ in millions, except per share data)

                             Three Months Ended           % Change
                                September 30,            1997 versus
                           1997           1996                1996
OPERATING RESULTS

Net Revenues               $254.3       $232.8              9%

Provision for Losses       $ 48.2       $ 24.2             99%

Operating Expenses         $148.9       $141.3              5%

Net Income                 $ 42.4       $ 44.4             (4%)

Earnings Per Common Share  $ 0.92       $ 0.98             (6%)

Average Shares (Millions)    46.1         45.2              2%

Return on Common Equity      21.3%        25.0%           (15%)

Managed Net Interest Margin  8.01%        6.19%            29%

                            Nine Months Ended             % Change
                                September 30,            1997 versus
                           1997           1996               1996
OPERATING RESULTS

Net Revenues(A)            $652.9       $610.1              7%

Provision for Losses       $158.9       $ 67.0            137%

Operating Expenses         $456.3       $379.2             20%

Net Income                 $ 28.0       $130.5            (79%)

Earnings Per Common Share  $ 0.60       $ 2.89            (79%)

Average Shares (Millions)    46.1         45.1              2%

Return on Common Equity       4.1%        26.0%           (84%)

Managed Net Interest Margin  7.55%        6.08%            24%

(A) Excludes $33.8 million gain on sale of credit card relationships in the second quarter of 1996.

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Exhibit 99
                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
               ($ in millions, except per share data)
                                                         % Change
                                                         Sept. 1997
                       Sept. 30,   June 30,   Sept. 30,     versus
                        1997        1997        1996     Sept. 1996
FINANCIAL CONDITION

Managed Receivables*
  Credit Cards(A)      $10,547    $11,186    $12,711      (17%)
  Personal Finance(B)  $ 4,582    $ 3,934    $ 2,346       95%
  Business Loans(C)    $ 1,201    $ 1,090    $   725       66%
  Other Loans          $    57    $    54    $    15      274%

Total Managed
  Receivables          $16,387    $16,264    $15,797        4%

Total Managed Assets   $20,796    $20,655    $18,357       13%

Stockholders' Equity   $   880    $   838    $   798       10%

Book Value Per
  Common Share         $ 18.04    $ 17.32    $ 17.14        5%

Equity/Managed Assets     4.71%      4.54%      4.35%       8%

Reserve for Credit
  Losses               $ 126.6    $ 116.9    $  77.6       63%

Customer Accounts    6,256,152  6,487,588  5,854,627        7%

CREDIT QUALITY

Managed Net Charge-off Rate
  Credit Cards            7.39%      7.24%      3.70%
   Personal Finance       0.85%      0.63%      0.74%
  Total Receivables       5.38%      5.54%      3.21%

Managed 30+ Day Delinquency Rate
  Credit Cards            5.20%      4.95%      3.89%
  Personal Finance        7.05%      6.36%      5.37%
  Total Receivables       5.74%      5.35%      4.23%

(A) Figures do not include Advanta's portion of joint venture receivables which at September 30, 1997 approximated $394.3 million.
(B)  Includes Mortgages and Auto loans.
(C) Includes Leases and Business Cards.
*  Managed receivables combine owned and securitized receivables.

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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ADVANTA Corp.


Date:  October 15, 1997          By:  /s/ Elizabeth H. Mai
                                      Elizabeth H. Mai, Senior
                                      Vice President & General
                                      Counsel